Exhibit 99.1

For Immediate Release

New Strategic Alliance Gives BRS

Major Role in Global Aerospace

South St. Paul, MN - June 25, 2007- Ballistic Recovery Systems, Inc.(BRSI or BRSI.OB), a manufacturer of whole-aircraft parachute recovery systems for general aviation and recreational aircraft,  announced today it has entered into a tactical partnership agreement with Spain’s CIMSA Ingenieria de Sistemas to develop a new, long-term strategic relationship. Under terms of the agreement, BRS and CIMSA will sign a manufacturing and product development agreement to jointly develop new and existing parachute systems aimed at advancing the two companies’ shared technology into the global aerospace market.

Under the agreement, CIMSA has invested $1.5 million USD in BRS  for which it has been issued approximately 1.1 million shares of  BRS common stock and a common stock purchase warrant for approximately 275,000 shares. CIMSA will provide technical assistance towards the development of the new systems and applications. With this latest accord, CIMSA will have also representative on the BRS Board of Directors.

BRS plans to use the proceeds to increase investments in research and development, construct new manufacturing facilities and accelerate progress on a number of programs, including whole-airframe parachutes for Diamond Aircraft’s D-Jet and DA-50.  The company believes the new alliance immediately strengthens BRS’ position in worldwide aerospace markets.  The two companies will combine efforts to address the increasingly critical role of textile-based wings and recovery systems, including Precision Aerial Delivery (PAD) guided parachutes and Unmanned Aerial Vehicle (UAV) applications.

“By combining the design and engineering skills of BRS and CIMSA, this creates a virtual dream team as we all speak the same technical language and our product development goals are extremely well aligned,” said BRS CEO Larry E. Williams. “Over the last several months, BRS and CIMSA have worked together to establish a strategic business relationship to build on the manufacturing agreement we signed in February.  This alliance allows us to effectively evaluate current and future projects to identify areas where mutual collaboration puts us in a strong position to compete globally.”

“For over ten years, CIMSA has focused on quality products, services and built strong alliances through relationships with successful organizations worldwide,” said, Fernando Caralt, President of CIMSA, “This is an important development for both companies. With the implementation of this agreement, both CIMSA and BRS are expected to experience long-term benefits related to the exchange of technical expertise and the expansion of our worldwide market potential, both in the whole aircraft recovery systems market and the defense market.”

“This builds on the BRS global operation with low-cost manufacturing and a secure position in both Europe and the United States” adds Williams.  “This is one more execution in our diversification efforts.  CIMSA has world-renowned expertise in military and scientific products and we look forward to our expanded working relationship.”

Under the agreement, BRS has agreed to file a registration statement with the U.S. Securities and Exchange Commission covering the resale of the shares issued for the investment, as well as the shares issuable upon exercise of the common stock purchase warrant.

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are often, but not always, made through the use of words such as “anticipates,” “expects,” “plans,” “believes,” “intends” and other similar words or phrases.  These forward looking statements include, without limitation, statements relating to the benefits to be derived by BRS from its partnership with CIMSA.  These statements are only predictions and are based on current information and expectations.  Such statements involve a number of risks and uncertainties, including market fluctuations, pricing, procurement, manufacturing efficiencies, operating risks and other risks that could cause the actual results to differ materially from those projected.  For more information as to these risks and uncertainties, please review the company’s public filings made with the Securities and Exchange Commission, particularly the company’s annual report on Form 10-KSB.  All forward looking statements are qualified in their entirety by this cautionary statement and BRS undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

BRS has delivered more than 27,000 parachute systems to aircraft owners around the world including over 3,500 systems on certified aircraft.  To date, BRS parachute recovery systems have been credited with saving the lives of 203 pilots and passengers.

For more information, contact: John Gilmore or Larry E. Williams - Ballistic Recovery Systems, Inc (BRS) 651-457-7491 or Info@brsparachutes.com, or visit the company’s website, www.BRSParachuts.com.